Exhibit 99.1
Press Release Dated October 19, 2011

NEWS RELEASE
October 19, 2011

Farmers Capital Bank Corporation Announces Third Quarter Results

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $272 thousand for the quarter ended September 30, 2011. This represents a net loss of $.03 per common share after factoring in dividends related to outstanding preferred stock. Net income was $169 thousand for linked quarter ended June 30, 2011, which represents a loss of $.04 per common share. For the third quarter a year ago, the Company reported net income of $1.3 million or $.11 per common share. Net income was $1.5 million or $.01 per common share for the first nine months of 2011 compared to $6.0 million or $.63 per common share for the same period of 2010.

“While the overall results for the quarter were not at a level for which we are striving, there are several positives worth noting,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Those include a decrease in nonperforming assets, further strengthening of the allowance for loan losses, and the collection of a $500 thousand recovery related to a single credit previously charged-off. We are also successfully managing the transition away from providing depository services for the Commonwealth of Kentucky; the impact to the Company’s operating results has been negligible.”

Net income increased $103 thousand or 60.9% in the current quarter compared to the linked quarter. The more significant components of the change are attributed to a combination of higher expenses associated with repossessed property of $1.6 million or 84.4% and a decrease in net interest income of $425 thousand or 3.1%, offset by a $1.3 million or 28.6% decrease in the provision for loan losses and an increase in income tax benefits of $764 thousand. The $1.6 million increase in repossessed property expense in the comparison was primarily driven by an impairment charge of $2.8 million related to a single real estate development. The impairment charge resulted from an updated market value of the property obtained from an independent appraiser consistent with the Company’s practice of requiring periodic property appraisals. The carrying value of the property subsequent to the impairment charge is $1.9 million.

The $1.3 million decrease in the provision for loan losses in the linked quarter comparison is mainly due to a decline in loans outstanding and an improvement in nonperforming loans. Loans (net of unearned income) were $1.1 billion at September 30, 2011, a decrease of $31.4 million or 2.8% compared to June 30, 2011. Nonperforming loans were $89.1 million at September 30, 2011, a decrease of $6.9 million or 7.2% compared to $96.0 million a quarter earlier. Net loan charge-offs, which include a recovery of $500 thousand related to a single credit completely charged-off during 2009, were $2.1 million and $3.8 million in the current three months and linked quarter, respectively. This represents a decrease of $1.7 million or 45.0% in the current quarter. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .19% and .34% in the current and linked quarters, respectively.

The allowance for loan losses was $30.9 million or 2.80% of loans (net of unearned income) outstanding at September 30, 2011. At June 30, 2011 and year-end 2010, the allowance for loan losses was $29.7 million or 2.63% of net loans outstanding and $28.8 million or 2.41% of net loans outstanding, respectively. The provision for loan losses exceeded net charge-offs in the amount of $1.1 million and $2.1 million for the three and nine months ended September 30, 2011, respectively.

The Company recorded an income tax benefit of $806 thousand for the current three months compared to a benefit of $42 thousand in the linked quarter. This includes a $151 thousand decrease in tax expense attributable to the statute of limitations expiring on a portion of the uncertain tax position discussed below. The increase in income tax benefits positively impacted net income by $764 thousand in the linked quarter comparison. The accrual for income tax expense has been subject to change during 2011 as a result of differences to expected pretax income which has been less than previously predicted as the year has progressed. Income tax expense accruals are based on the best estimate of the expected tax rate for the year at the time the accrual is recorded. At June 30, 2011 the Company’s expected tax rate for the year was 15% plus an additional $449 thousand related to an uncertain tax position related to the tax exempt status of a loan customer of the Company as previously disclosed. At September 30, 2011 the Company’s expected tax rate for the year was a benefit of 30% plus an additional $298 thousand of expense related to the uncertain tax position mentioned above.

Farmers Capital Bank Corporation   *   Page 1 of 7

The effective tax rate for the current quarter was a benefit of 151% compared to a benefit of 33.1% for the linked quarter. The continued decrease in projected pre-tax income for 2011 has resulted in decreases in the effective tax rate as the year has progressed. Income from tax free sources has remained consistent throughout the first nine months of 2011 and has continued to become a greater percentage of the declining pre-tax income each quarter.

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Nonaccrual loans	$60,322	$63,737	$57,473	$53,971	$53,866
Loans 90 days or more past due and still accruing	2	3	45	42	472
Restructured loans	28,742	32,241	36,746	36,978	37,395
Total nonperforming loans	89,066	95,981	94,264	90,991	91,733

Other real estate owned	35,993	34,710	34,371	30,545	29,022
Other foreclosed assets	40	17	20	34	59
Total nonperforming assets	$125,099	$130,708	$128,655	$121,570	$120,814

Ratio of total nonperforming loans to total loans (net of unearned income)	8.1%	8.5%	8.2%	7.6%	7.5%

The $5.6 million or 4.3% decrease in total nonperforming assets in the linked quarter comparison is due to a net decrease in nonperforming loans of $6.9 million or 7.2% partially offset by an increase in other real estate owned of $1.3 million or 3.7%. Restructured loans and nonaccrual loans have decreased $3.5 million or 10.9% and $3.4 million or 5.4%, respectively, in the comparison. The decrease in restructured loans is attributed primarily to reclassifying $3.0 million related to a single real estate development credit as nonaccrual in the current quarter. The decrease in overall nonaccrual loans was led by two larger balance credits transferred to the Company through foreclosure in the aggregate amount of $4.8 million and are now classified as other real estate owned. The net increase in other real estate owned was made up of property repossessions totaling $7.9 million, driven by the two larger balance credits totaling $4.8 million reclassified from nonaccrual loans, partially offset by impairment charges of $3.4 million and property sales of $3.3 million.

Third Quarter 2011 Compared to Second Quarter 2011

▪
As discussed in greater detail above, the $103 thousand or 60.9% increase in net income in the current quarter compared to the linked quarter is attributed mainly to a $1.3 million decrease in the provision for loan losses and an increase in income tax benefits of $764 thousand, which offset higher expenses associated with repossessed property of $1.6 million and a decrease in net interest income of $425 thousand or 3.1%.

▪
The $425 thousand or 3.1% decrease in net interest income is due mainly to a $640 thousand or 3.2% decrease in interest income. Interest income on loans and investment securities declined $456 thousand or 2.9% and $160 thousand or 3.7%, respectively. The decrease in interest income was partially offset by lower interest expense of $215 thousand or 3.4%, driven by lower interest expense on deposits of $219 thousand or 5.8%. Net interest margin was 3.07% in the current quarter compared to 3.18% in the linked quarter. Net interest spread was 2.83%, a decrease of 10 basis points compared to 2.93% in the linked quarter.

Farmers Capital Bank Corporation   *   Page 2 of 7

▪
Noninterest income was relatively unchanged in the linked quarter comparison at $6.3 million. Net gains on the sale of loans increased $177 thousand or 117% due to higher sales volume. Service charges and fees on deposits were up $74 thousand or 3.4% driven by higher fees from overdraft/insufficient funds totaling $61 thousand or 4.4%. Trust fee income and data processing fees decreased $152 thousand or 23.1% and $115 thousand or 42.4%, respectively, in the comparison. The decrease in trust fee income in the current quarter relates to accrual refinements made in the linked quarter that resulted in a one-time increase in the amount of $165 thousand. The decrease in data processing fees is attributed mainly to $104 thousand or 52.6% lower income related to the Company’s depository services contract with the Commonwealth of Kentucky. As disclosed in previous quarters, the Company’s depository services contract with the Commonwealth had an original termination date of June 30, 2011. This contract was extended through December 2011 whereby the Company continues to provide services and assistance during the transition process. Transaction volumes have decreased significantly since the expiration of the original contract on June 30, 2011.

▪
The $1.5 million or 9.4% increase in noninterest expenses was driven mainly by higher net expenses associated with repossessed real estate of $1.6 million or 84.4%. The increase in expenses attributed to repossessed real estate was made up primarily of higher impairment charges of $2.1 million in the comparison.

▪
All other noninterest expenses decreased by a net amount of $182 thousand or 1.3%.  This decrease is spread across numerous income statement line items, led by lower salaries and employee benefits of $224 thousand or 3.3% partially offset by higher equipment expenses of $92 thousand or 16.2%. The decrease in salaries and employee benefits is mainly due to a smaller workforce, as the average number of full time equivalent employees was 508 for the current quarter compared to 517 in the linked quarter. The increase in equipment expense is due to higher depreciation expense.

Third Quarter 2011 Compared to Third Quarter 2010

▪
The $983 thousand or $.14 per common share decrease in net income for the third quarter of 2011 compared to the same quarter a year ago is mainly the result of lower net gains on the sale of investment securities of $3.5 million or 90.1% and higher expenses associated with repossessed real estate of $1.4 million or 66.7%, partially offset by a decrease in the provision for loan losses of $3.0 million or 48.2%. The change in income tax from an expense to a benefit had a positive impact on net income of $1.3 million in the quarterly comparison.

▪
Net gains on the sale of investment securities decreased due to the timing and volume of securities sold. The Company sells investment securities periodically in response to its overall asset/liability management strategy to lock in gains, increase yield, and/or enhance its capital position as opportunities occur.

▪
The $3.0 million decrease in the provision for loan losses is attributed mainly to the overall decrease in net loans outstanding of $114 million or 9.4% at September 30, 2011 compared to a year earlier. Lower nonperforming loans have also had a positive impact on the provision for loan losses. Nonperforming loans were $89.1 million at September 30, 2011 compared to $95.9 million and $91.7 million at June 30, 2011 and September 30 a year earlier.

▪
Total interest income decreased $2.6 million or 11.8% led by lower interest income on loans of $2.2 million or 12.5%. Interest income on loans decreased as outstanding loan balances have declined and the overall interest rate environment remains near historic lows.

▪
Total interest expense decreased $2.4 million or 28.1% in the comparison primarily due to a $1.7 million or 32.5% decrease in interest expense on deposits. Interest expense on deposits and other borrowings have trended downward primarily as a result of the overall low interest rate environment and a strategy to reduce higher-rate time deposits. Interest expense on long-term borrowings decreased $638 thousand due primarily to a lower average balance outstanding which was driven by the maturity of long-term repurchase agreements of $50 million that occurred during the fourth quarter of 2010.

▪
Net interest margin was 3.07% in the current quarter, an increase of 7 basis points from 3.00% in the third quarter a year ago. Net interest spread was 2.83%, up 7 basis points compared to 2.76% for the same time period.

▪
The $4.1 million or 39.4% decrease in noninterest income occurred over a broad range of line items, but was mainly due to lower securities gains of $3.5 million as discussed above. All other noninterest income line items decreased $542 thousand or 8.4%. The more significant decreases include data processing fees of $163 thousand or 51.1%, service charges and fees on deposits of $127 thousand or 5.3%, and net gains on the sale of loans of $111 thousand or 25.3%. The decrease in data processing fees was driven by a $126 thousand or 57.3% decline related to the Company’s depository services contract with the Commonwealth of Kentucky, which is currently in a winding down phase as previously disclosed by the Company. The decrease in service charges and fees on deposits was driven by lower fees from overdraft/insufficient funds of $149 thousand or 9.2%. The decrease in net gains on the sale of loans was driven by a $5.4 million or 31.9% lower volume of loans sold during the current quarter in comparison to a year earlier.

Farmers Capital Bank Corporation   *   Page 3 of 7

▪
The $1.0 million increase in noninterest expense was driven by $1.4 million or 66.7% higher expenses related to repossessed real estate properties. Impairment charges on repossessed real estate were $3.4 million in the current quarter, an increase of $1.8 million or 106% compared to the third quarter a year ago.

▪
Improvements in noninterest expense in the comparison primarily include lower deposit insurance expense of $456 thousand or 41.5% and a decrease in data processing and communications expense of $182 thousand or 13.7%. Deposit insurance expense decreased mainly due to the change in the FDIC’s assessment base and rate structure that went into effect in the second quarter of 2011. The decrease in data processing and communication expense is attributed to cost savings related to the Company’s contract with the Commonwealth of Kentucky, which is currently in the winding down phase. Additional decreases in data processing and communications expense is attributed to cost savings associated with a now defunct rewards program previously processed through an unrelated third party as well as overall tighter management of all expense line items.

▪
The Company recorded an income tax benefit of $806 thousand in the current quarter compared to income tax expense in the amount of $525 thousand in the third quarter of 2010. The effective tax rate for the current quarter was 151% compared to 29.5% for the same quarter in 2010. As the expected tax accrual rate changes during the year, adjustments are made each quarter to true up year to date balances. Declines in the Company’s pretax income have been primarily from taxable sources. Income from tax free sources has remained relatively stable. When tax free income exceeds pretax income, the Company will record a tax benefit.

Nine-month Comparison

▪
The $4.6 million or $.62 per common share decrease in net income for the nine months ending September 30, 2011 compared to the first nine months of 2010 is primarily the result of lower overall noninterest income of $9.2 million or 33.2% partially offset by a decrease in the provision for loan losses of $3.5 million or 25.3% and lower income tax expense of $1.8 million or 104%.

▪
The decrease in noninterest income was driven by lower investment securities gains of $7.7 million or 86.4% and is attributed to the timing and volume of securities sold. The Company sells investment securities periodically in response to its overall asset/liability management strategy to lock in gains, increase yield, and/or enhance its capital position as opportunities occur.

▪
Other more significant changes in noninterest income include the following: lower service charges and fees on deposits of $433 thousand or 6.3% driven by a decline in fees from overdraft/insufficient funds of $450 thousand or 9.8% related to lower transaction volume; lower data processing fees of $355 thousand or 33.9% driven by a $273 thousand or 36.4% decrease in fees related to the winding down of the Commonwealth of Kentucky depository services contract; a decrease in other service charges, commissions, and fees of $341 thousand or 9.8% attributed primarily to a custodial services contract that expired at the end of the second quarter of 2010 and was not renewed; a $343 thousand or 27.4% increase in trust fee income due mainly to both an increase related to higher managed asset values along with accrual refinements resulting in a one-time increase in the amount of $165 thousand during the second quarter of 2011.

▪
The $3.5 million decrease in the provision for loan losses is attributed mainly to the overall decrease in net loans outstanding of $114 million or 9.4% at September 30, 2011 compared to a year earlier. Lower nonperforming loans have also had a positive impact on the provision for loan losses. Nonperforming loans were $89.1 million at September 30, 2011 compared to $91.7 million at September 30, 2010.

▪
Net interest income decreased $479 thousand or 1.2% in the year to date comparison as a $9.2 million decrease in interest income was partially offset by lower interest expense of $8.7 million. Net interest margin was 3.14% for the first nine months of 2011, an increase of 12 basis points from 3.02% in the same period a year ago. Net interest spread was 2.90%, up nine basis points compared to 2.81%.

▪
Total noninterest expenses were relatively unchanged at $47.7 million in the nine month comparison. The more significant components of noninterest expenses that decreased were as follows: a $1.0 million or 31.7% decrease in deposit insurance expense driven mainly by the change in the FDIC’s assessment base and rate structure that went into effect in the second quarter of 2011; a $623 thousand or 14.8% decrease in data processing and communications expense mainly attributed to additional costs in the prior year related to the merger of two of the Company’s bank subsidiaries, combined with expenses associated with a now defunct rewards program processed through an unrelated third party as well as overall tighter management of all expense line items; a decrease in salaries and employee benefits of $220 thousand or 1.1% due primarily to a smaller workforce; a decrease in scheduled amortization of intangible assets of $220 thousand or 20.4%.

Farmers Capital Bank Corporation   *   Page 4 of 7

▪
The more significant components of noninterest expenses that increased during the nine month comparison are as follows: a $1.4 million or 28.7% increase in expenses associated with repossessed real estate properties driven by higher impairment charges of $1.8 million or 57.4%; two non-routine losses included in other expense in the aggregate amount of $1.0 million recorded in the first quarter of 2011 in which no corresponding amount was recorded in the comparable period of a year ago. These losses relate to a fraudulent transaction on a deposit account involving one of the Company’s customers and a write-down attributed to uncollectible amounts of property tax receivables at the Company’s leasing subsidiary.

▪	The Company recorded an income tax benefit of $67 thousand in the first nine months of 2011 compared to income tax expense in the amount of $1.7 million for the first nine months of 2010. The effective tax benefit for the first nine months of 2011 was 4.7% compared to an effective tax expense of 22.0% for the first nine months of 2010. The continued decrease in projected pre-tax income for 2011 has resulted in decreases in the effective tax rate as the year has progressed. Income from tax free sources has remained consistent throughout the first nine months of 2011 and has continued to become a greater percentage of the declining pretax income each quarter.

Balance Sheet

▪
Total assets were $1.9 billion at September 30, 2011, a decrease of $28.9 million or 1.5% from June 30, 2011. The net decrease in total assets is attributed mainly to a decrease in loans (net of unearned income and allowance) of $32.6 million or 3.0%, partially offset by an increase in cash and cash equivalents of $2.9 million or 2.9% and available for sale investment securities of $1.6 million or 0.3%.

▪
While the Company continues to actively seek high quality loan demand, the downward trend in loans outstanding is consistent with the overall strategy to improve its net interest margin, nonperforming asset levels, capital ratios, and overall profitability. Loan underwriting has also been strengthened in light of an overall weak economy.

▪
Deposits were relatively unchanged at $1.4 billion in the linked quarter comparison. Interest bearing deposit balances decreased $7.6 million or 0.6%, but was offset by an increase in noninterest bearing deposits of $7.8 million or 3.6%.

▪	Short-term borrowings decreased $33.9 million or 52.5% due mainly to activity related to the winding down of the Company’s depository contract with the Commonwealth of Kentucky.
▪
The allowance for loan losses was 2.80% of loans outstanding (net of unearned income) at September 30, 2011, an increase of 17 basis points compared to 2.63% at June 30, 2011. Net charge-offs were $2.1 million and $3.8 million for the current and linked quarters, respectively. This represents a decrease of $1.7 million or 45.0%. Net charge-offs for the current quarter include a recovery of $500 thousand related to a single credit completely charged-off during 2009.

▪	The ratio of nonperforming loans to loans outstanding (net of unearned income) was 8.1% at September 30, 2011, a decrease of 39 basis points compared to 8.5% at June 30, 2011.
▪
On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with the regulatory agencies.

▪
As has been previously disclosed, the Company learned in the first quarter of 2011 that the Commonwealth of Kentucky awarded its general depository services contract to a large multi-national bank. The Company held the previous contract which had an original termination date of June 30, 2011. This contract was extended through December 2011 whereby the Company will continue to provide services and assistance during the transition process. The Company is committed to facilitating a smooth transition with the Commonwealth and its employees. The impact of not retaining the general depository services contract of the Commonwealth has not had a material impact on the Company’s results of operations.

Farmers Capital Bank Corporation   *   Page 5 of 7

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 6 of 7

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Interest income	$19,493	$20,133	$22,105	$59,794	$68,962
Interest expense	6,096	6,311	8,478	18,919	27,608
Net interest income	13,397	13,822	13,627	40,875	41,354
Provision for loan losses	3,232	4,528	6,244	10,201	13,660
Net interest income after provision for loan losses	10,165	9,294	7,383	30,674	27,694
Noninterest income	6,260	6,340	10,324	18,493	27,683
Noninterest expenses	16,959	15,507	15,927	47,748	47,629
(Loss) income before income tax expense	(534)	127	1,780	1,419	7,748
Income tax (benefit) expense	(806)	(42)	525	(67)	1,707
Net income	$272	$169	$1,255	$1,486	$6,041

Net income	$272	$169	$1,255	$1,486	$6,041
Preferred stock dividends and discount accretion	(474)	(473)	(469)	(1,419)	(1,401)
Net (loss) income available to common shareholders	$(202)	$(304)	$786	$67	$4,640

Basic and diluted net (loss) income per common share	$(.03)	$(.04)	$.11	$.01	$.63

Averages
Loans, net of unearned interest	$1,119,634	$1,144,035	$1,228,797	$1,145,584	$1,247,796
Total assets	1,932,785	1,956,654	2,067,920	1,949,083	2,134,813
Deposits	1,446,751	1,466,759	1,500,978	1,459,390	1,574,391
Shareholders’ equity	156,136	154,090	154,368	153,868	152,123

Weighted average common shares outstanding – basic and diluted	7,427	7,420	7,393	7,420	7,385

Return on average assets	.06%	.03%	.24%	.10%	.38%
Return on average equity	.69%	.44%	3.23%	1.29%	5.31%

	September 30, 2011	June 30, 2011	December 31, 2010
Cash and cash equivalents	$ 101,402	$ 98,506	$ 182,056
Investment securities	586,429	584,815	445,112
Loans, net of allowance of $30,872, $29,738, and $28,784	1,070,227	1,102,796	1,164,056
Other assets	144,679	145,567	144,469
Total assets	$1,902,737	$1,931,684	$1,935,693

Deposits	$1,447,073	$1,446,902	$1,463,572
Federal funds purchased and other short-term borrowings	30,723	64,666	47,409
Other borrowings	244,768	244,874	252,209
Other liabilities	23,816	22,129	22,607
Total liabilities	1,746,380	1,778,571	1,785,797

Shareholders’ equity	156,357	153,113	149,896
Total liabilities and shareholders’ equity	$1,902,737	$1,931,684	$1,935,693

End of period tangible book value per common share1	$ 16.76	$ 16.32	$ 15.87
End of period common share value	4.31	5.25	4.88

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation   *   Page 7 of 7